Exhibit 12(a)(5)(i)

CERTIFICATE OF DESIGNATION
SERIES D CONVERTIBLE PREFERRED STOCK

KEY TECHNOLOGY, INC.

Key Technology, Inc., an Oregon corporation (the “Corporation”), certifies that pursuant to the authority contained in Article II of its Restated Articles of Incorporation, and in accordance with the provisions of Section 60.134 of the Oregon Revised Statutes, its Board of Directors has adopted the following resolution creating a series of its $0.01 par Preferred Stock:

RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of Series D Convertible Preferred Stock of the Corporation and hereby designates, pursuant to Section 60.134 of the Oregon Revised Statutes, the rights, preferences, privileges, restrictions and other matters relating to such Series D Preferred Stock as follows:

1.  Designation and Amount.    1,137,404 shares of the Corporation’s authorized Preferred Stock are hereby designated as the Series D Convertible Preferred Stock (the “Series D Preferred Stock”).

2.  Dividends.

2.1  Cumulative Dividends.    The holders of Series D Preferred Stock shall be entitled to receive cumulative dividends payable in cash out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on any other capital stock of the Corporation, at the per annum rate of $0.50 per share (as adjusted to reflect stock combinations, stock dividends, stock splits, recapitalizations and the like), payable quarterly in arrears, when and as declared by the Board of Directors of the Corporation, beginning October 1, 2002. Such dividends shall accrue from day to day on and after July 1, 2002 whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any previous or current quarterly dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set aside, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for any other capital stock of the Corporation. Any accumulation of dividends on Series D Preferred Stock shall not bear or accrue interest.

2.2  Common Stock Dividends.    If the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of the Common Stock of the Corporation, the holders of the Series D Preferred Stock shall be entitled to the amount of dividends per share of Series D Preferred Stock as would be declared payable on the largest number of whole shares of Common Stock into which each share of Series D Preferred Stock held by each holder thereof could be converted pursuant to the provisions of Section 5 hereof (such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

3.  Liquidation, Dissolution or Winding Up.

3.1  Preference.    In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of each share of Series D Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes (whether such assets are capital, surplus or earnings) before any sums shall be paid or any assets distributed among the holders of Common Stock, an amount equal to ten dollars ($10) per share of Series D Preferred Stock plus an amount equal to all accrued and unpaid dividends thereon, if any, computed up to and including the date full payment shall be tendered to the holders of the Series D Preferred Stock with respect to such liquidation, dissolution or winding up.

If the assets of the Corporation shall be insufficient to permit the payment in full to holders of the Series B Preferred Stock and Series D Preferred Stock of the amount thus distributable, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series B Preferred Stock and the Series D Preferred Stock in accordance with the aggregate liquidation preference of the shares of Series B Preferred Stock and Series D Preferred Stock held by each of them.

3.2  Distributions Other than Cash.    Whenever the distribution provided for in this Section 3 shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

4.  Voting Power.    Except as otherwise required by law, each holder of Series D Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to one-half the number of votes that would be accorded to the largest number of whole shares of Common Stock into which such holder’s shares of Series D Preferred Stock could be converted, pursuant to the provisions of Section 5 of this Certificate, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. The holders of shares of Series D Preferred Stock, Series B Preferred Stock and Common Stock shall be entitled to vote together as a single class on all matters. The holders of Series D Preferred Stock shall not be entitled to vote as a separate class or voting group on any plan of merger.

5.  Conversion Rights.    The holders of the Series D Preferred Stock shall have the following conversion rights:

5.1  General.    Subject to and in compliance with the provisions of this Section 5, any shares of Series D Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and nonassessable whole shares (rounded down as to each conversion to the largest whole share) of Common Stock. The determination as to the number of whole shares of Common Stock issuable upon conversion shall be based upon the total number of shares of Series D Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series D Preferred Stock being converted. No fractional shares of Common Stock will be issuable upon conversion of Series D Preferred Stock. The number of shares of Common Stock to which a holder of Series D Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the appropriate Applicable Conversion Rate (determined as provided in Sections 5.3, 5.4 and 5.5) by the number of shares of Series D Preferred Stock being converted.

5.2  Mandatory Conversion.

(a)  Conversion Upon Merger, Consolidation, Share Exchange or Sale of Assets.    All the outstanding shares of Series D Preferred Stock shall, at the option of the Corporation and upon written notice to the holders thereof given not less than 30 days prior to the closing of a merger or consolidation of the Corporation with or into another Corporation, share exchange or the sale of all or substantially all of the Corporation’s assets to any other person, be converted, effective upon such closing, into the number of shares of Common Stock to which a holder of Series D Preferred Stock shall be entitled upon conversion pursuant to Section 5.1, unless redeemed by the holder as provided herein. Such conversion shall occur automatically on the effective date of such event without any further action by such holders and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Common Stock, except that any holder may elect to have such holder’s Series D shares redeemed at the liquidation value by sending a notice of redemption to the Corporation at any time prior to the expiration of the 30 day notice. Nothing in this Section 5.2, however, shall limit or in any way restrict the rights of the holders of shares of Series D Preferred Stock to convert such shares into shares of Common Stock at any time pursuant to Section 5.1 immediately above. Notwithstanding any other provision of this subparagraph, the occurrence of a merger or consolidation of the Corporation with or into another corporation, share exchange or the sale of all or substantially all of the Corporation’s assets to any other person, shall not be considered a liquidation, dissolution or winding up of the Corporation under Section 3 of this Certificate.

(b)  Surrender of Certificates.    Upon the occurrence of a conversion specified in this Section 5.2, the holders of such Series D Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, the Corporation or its transfer agent shall issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of the Series D Preferred Stock surrendered were convertible on the date on which such conversion occurred. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Series D Preferred Stock being converted are either delivered to the Corporation or any such transfer agent or the holder notifies the Corporation or any such transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

5.3  Series D Applicable Conversion Rate.    The conversion rate for each share of the Series D Preferred Stock in effect at any time (the “Series D Applicable Conversion Rate”) shall be the quotient obtained by dividing ten dollars ($10) by the Applicable Conversion Value, calculated as provided in Section 5.4.

5.4  Applicable Conversion Value.    The Applicable Conversion Value shall be seven dollars and fifty cents ($7.50) for the Series D Preferred Stock, except that such amount shall be adjusted from time to time in accordance with this Section 5.

5.5  Adjustments to Applicable Conversion Value.    Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

“Extraordinary Common Stock Event” shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) the subdivision of outstanding shares of Common Stock into a greater number of shares of the Common Stock or (iii) the combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

5.6  Common Stock Dividends.    In the event the Corporation shall make, issue or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or in assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of Series D Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon the number of securities or such other assets of the Corporation that they would have received had their Series D Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined in Section 5.9), retained such securities or such other assets during such period, giving application to all adjustments called for during such period under this Section 5 with respect to the rights of the holders of Series D Preferred Stock.

5.7  Recapitalization or Reclassification.    If the Common Stock issuable upon the conversion of the Series D Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification or otherwise (other than a reorganization, merger, consolidation or sale of assets), then and in each such event the holder of each share of Series D Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such share of Series D Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

5.8  Certificate as to Adjustments.    In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Corporation will furnish each holder of Series D Preferred Stock with a certificate showing such adjustment or readjustment, and stating in reasonable detail the facts upon which such adjustment or readjustment is based.

5.9  Exercise of Conversion Privilege.    To exercise a conversion privilege, a holder of Series D Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at the office that such holder elects to convert such shares. The certificate or certificates for shares of Series D Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series D Preferred Stock being converted, is the “Conversion Date.” As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver to the holder of the shares of Series D Preferred Stock being converted (i) such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series D Preferred Stock in accordance with the provisions of this Section 5, (ii) cash in the amount of all accrued and unpaid dividends on such shares of Series D Preferred Stock, if any, computed up to and including the Conversion Date and (iii) cash, as provided in Section 5.10 in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series D Preferred Stock shall cease and the person or person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

5.10  Partial Conversion.    In the event some but not all of the shares of Series D Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to the holder a new certificate representing the number of shares of Series D Preferred Stock that were not converted.

5.11  Reservation of Common Stock.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6.  Redemption Rights.

6.1  Mandatory Redemption.    Except as otherwise provided in this Section 6, on July 12, 2005 (the “Mandatory Redemption Date”), the Corporation shall redeem, out of funds legally available therefor, all outstanding shares of Series D Preferred Stock, by paying therefor ten dollars ($10) per share, plus an amount in cash equal to (i) any declared but unpaid dividends on the Series D Preferred Stock and (ii) any cumulative dividends that have accrued through the date of redemption, as provided in Section 2.1, but remain unpaid (such amounts to be paid on redemption referred to herein as the “Redemption Amount”).

6.2  Notice of Redemption.    Notice of any redemption of shares of Series D Preferred Stock pursuant to Section 6.1 shall be given by notice to the registered holders of the Series D Preferred Stock not less than 30, nor more than 60 days prior to the date fixed for redemption (a “Redemption Notice”), to each holder of Series D Preferred Stock to be redeemed, at such holder’s address as it appears on the transfer books of the Corporation. In order to facilitate the redemption of Series D Preferred Stock, the Board of Directors may fix a record date for the determination of Series D Preferred Stock to be redeemed, or may cause the transfer books of the Corporation for the Series D Preferred Stock to be closed, not more than 60 days or less than 30 days prior to the date fixed for such redemption. At any time prior to the expiration of the Redemption Notice, any holder of Series D Preferred Stock may exercise the conversion rights pursuant to the provisions of Section 5.9 above.

6.3  Cancellation of Series D Preferred Stock.    A Redemption Notice having been given as aforesaid in respect of shares of Series D Preferred Stock to be redeemed pursuant to Section 6.1, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the date of redemption designated in the Redemption Notice (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue, and (iii) all rights of the holders of Series D Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Amount therefor.

6.4  Acceleration of Redemption Date.    If at any time after the first date on which shares of Series D Preferred Stock are issued (the “Issue Date”) the average closing price of the Company’s Common Stock as listed on the Nasdaq National Market is $7.50 or more for thirty (30) consecutive trading days, then the Company will have the right to accelerate redemption of all of the Series D Preferred Stock at the Redemption Amount per share by sending a Redemption Notice as provided in Section 6.2 above. At any time prior to the expiration of the Redemption Notice, any holder of the Series D Preferred Stock may exercise the conversion rights pursuant to the provisions of Section 5.9 above.

7.  Put Right.

7.1  The Put.    The Corporation hereby irrevocably grants and issues to each holder of Series D Preferred Stock the right to require the Corporation to purchase at any time after July 12, 2003 (hereinafter referred to as the “Initial Put”) up to fifty percent (50%) of such holder’s Series D Preferred Stock, in whole shares only, at the Redemption Amount. The Corporation hereby irrevocably grants and issues to each holder of Series D Preferred Stock the right to require the Corporation to purchase at any time after July 12, 2004 (hereinafter referred to as the “Secondary Put”) any or all of such holder’s Series D Preferred Stock, in whole shares only, at the Redemption Amount. The Initial Put and the Secondary Put are sometimes referred to together as the “Put.” The Corporation, in its sole discretion and with the consent of the holder thereof, may elect to increase the number of shares of Series D Preferred Stock it will purchase pursuant to the Initial Put up to one hundred percent (100%) of the shares of Series D Preferred Stock held by such holder.

7.2  Exercise of Initial Put and Secondary Put.    A holder of Series D Preferred Stock may exercise the Initial Put any time after July 12, 2003 and may exercise the Secondary Put any time after July 12, 2004 (the “Exercise Periods”). A holder of Series D Preferred Stock may exercise the Initial Put or the Secondary Put during the applicable Exercise Period by delivery of a written notice to the Corporation specifying the number of Series D Preferred Stock as to which the Put is being exercised, together with delivery of one or more certificates representing the number of shares of Series D Preferred Stock as to which the Put is being exercised, duly endorsed in blank by the holders of Series D Preferred Stock or having attached thereto a stock power duly executed by the holder of Series D Preferred Stock in proper form for transfer.

7.3  Payment and Delivery of Series D Preferred Stock.    The Corporation shall, within twenty (20) calendar days of the receipt of notice from a holder of Series D Preferred Stock of its exercise of the Put, pay to such holder of Series D Preferred Stock in cash or by check, the Redemption Amount for each share of Series D Preferred Stock as to which such holder of Series D Preferred Stock has validly exercised the Put. Any residual shares of Series D Preferred Stock represented by the certificates surrendered but not included within the Put will be issued in the name of the holder by the Corporation.

7.4  Bankruptcy.    At any time following a Bankruptcy (defined below), a holder of Series D Preferred Stock may immediately put such shares to the Corporation pursuant to Section 7.1 and the Exercise Period shall be deemed to begin on the effective date of Bankruptcy with respect to all shares of Series D Preferred Stock owned by such holder. For purposes of this Section 7, “Bankruptcy” means (a) the Corporation has instituted under any bankruptcy law any proceeding seeking to adjudicate the Corporation bankrupt or insolvent or seeking reorganization, arrangement, adjustment or composition of the Corporation or its debt, or seeking appointment of a receiver, trustee or similar official for the Corporation; or (b) any such proceeding has been instituted against the Corporation that is not dismissed within ninety (90) days after the institution thereof.